UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2021

SCP & CO Healthcare Acquisition Company

(Exact name of registrant as specified in its charter)

Delaware	001-39921	85-4030703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2909 W Bay to Bay Blvd., Suite 300

Tampa, FL 33629

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (813) 318-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock, par value $0.0001 per share, and one-half of one Redeemable Warrant	SHACU	The Nasdaq Stock Market LLC
Shares of Class A Common Stock, par value $0.0001 per share, included as part of the units	SHAC	The Nasdaq Stock Market LLC
Redeemable Warrants included as part of the units	SHACW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2021, the board of directors (the “Board”) of SCP & CO Healthcare Acquisition Company (the “Company”) appointed Dr. Mohit Kaushal to the Board. Dr. Kaushal was appointed to serve as a Class II director with a term expiring at the Company’s second annual meeting of stockholders.

Dr. Mohit Kaushal is currently a senior advisor at General Atlantic and has had an extensive career within investing, technology, clinical medicine/academia and public policy. Dr. Kaushal has been an investor in Humedica (acquired by Optum Health), Rxante (acquired by Millennium), Change Healthcare (acquired by Emdeon), and Wellframe. Dr. Kaushal is a board member of Rxante, Gravie, Array Behavioral Health and Oak Street Health (NYSE: OSH) and previously has served as a board member of Universal American (NYSE: UAM) (acquired by WellCare (NYSE:WCG)), and Citius Tech (acquired by Baring). During the Obama administration, Dr. Kaushal was a member of the White House Health IT task force, a cross agency team implementing the technology aspects of the Affordable Care Act, during which time Dr. Kaushal testified to Congress on the application of technology and payment reform to the Medicare population. Dr. Kaushal also built and led the first dedicated health care team at the Federal Communications Commission, where his team initiated collaboration with the Food and Drug Administration for the regulatory streamlining of converged telecommunications, data analytics and medical devices leading to the release of the mobile medical applications guidance by the FDA. In addition, his team reformed the Rural Healthcare Fund Program to create the Healthcare Connect Fund, which aligned the funding mechanism with wider health care payment policy and technology reform. Dr. Kaushal is an adjunct professor at Stanford University with a joint position within the newly created biomedical data science department and the medical school’s clinical excellence research center. Dr. Kaushal continues to be active within public policy and is a scholar in residence at the Duke Margolis Center for Health Policy. Dr. Kaushal was previously a visiting scholar at the Brookings Institution. Dr. Kaushal is an ER physician, holds an MBA from Stanford and an MD with distinction from Imperial College of Science, Technology and Medicine, London.

On August 17, 2021, the Company entered into an indemnity agreement (the “Indemnity Agreement”) with Dr. Kaushal, pursuant to which the Company has agreed to provide contractual indemnification, in addition to the indemnification provided in the Company’s Amended and Restated Certificate of Incorporation, against liabilities that may arise by reason of her respective service on the Board, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified, in the form previously filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-249137) for its initial public offering, initially filed with the U.S. Securities and Exchange Commission on September 29, 2021 (the “Registration Statement”).

On August 17, 2021, the Company entered into a letter agreement with Dr. Kaushal (the “Letter Agreement”) on substantially the same terms as the form of letter agreement previously entered into by and between the Company and each of its other directors in connection with the Company’s initial public offering.

The foregoing descriptions of the Indemnity Agreement and the Letter Agreement do not purport to be complete and are qualified in their entireties by reference to the form of indemnity agreement and the Letter Agreement, copies of which are attached as Exhibits 10.5 and 10.1 to the Registration Statement and Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Other than as disclosed above, there are no arrangements or understandings between Dr. Kaushal and any other persons pursuant to which Dr. Kaushal was selected as a director of the Company. There are no family relationships between Dr. Kaushal and any of the Company’s other directors or executive officers and Dr. Kaushal does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated August 17, 2021, by and between the Company and Mohit Kaushal.

10.2	Indemnity Agreement, dated August 17, 2021, by and between the Company and Mohit Kaushal.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document and included in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCP & CO Healthcare Acquisition Company

By:	/s/ Scott Feuer
Name: Scott Feuer
Title: Chief Executive Officer

Dated: August 23, 2021